Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact: Robin Gervasoni

Phone: (610) 430-7258

Fax: (610) 719-7099

Email: robin_gervasoni@vwr.com

VWR International, Inc. to Hold Third Quarter 2006
Financial Results Conference Call

WEST CHESTER, PA, November 15, 2006 — VWR International, a leader in the global research laboratory industry, will hold a conference call on Tuesday, November 21 to discuss its financial results for the quarter ended September 30, 2006 and the outlook for the year.

Who:	John M. Ballbach, President and CEO
Jack L. Wyszomierski, Executive Vice-President & Chief Financial Officer

When:	Tuesday, November 21, 2006
9:00 a.m. Eastern Time (ET)

How:

Interested parties may participate by dialing 1-877-502-9274 (U.S. and Canada) or 1-913-981-5584 (outside U.S. and Canada). A replay of the call will be available from 11:00 a.m. ET on November 21, 2006 through midnight November 27, 2006 by dialing 1-888-203-1112 (U.S. and Canada) or 1-719-457-0820 (outside U.S. and Canada), pass code for both replay numbers: 5110204.

Information:	VWR International’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2006 was filed on November 14, 2006 with the Securities and Exchange Commission.

About VWR International, Inc.

VWR International is a leader in the global research laboratory industry with worldwide sales in excess of $3.1 billion US dollars. VWR's business is highly diversified across products and services, geographic regions and customer segments. The company offers in excess of 1,200,000 products, from more than 2,500 manufacturers, to over 250,000 customers primarily in North America and Europe.  VWR’s principal customers are major pharmaceutical, biotechnology, chemical, technology, clinical, food processing and consumer product companies; universities and research institutes; governmental agencies; environmental testing organizations; and primary and secondary schools.  VWR distributes a diversified  product mix, including chemicals, glassware and plastic ware, equipment and instruments, furniture, protective apparel, production and safety products, and other life science and laboratory products and supplies. VWR supports its customers by providing storeroom management, product procurement, supply chain systems integration, technical services and laboratory bench top delivery. VWR maintains operations in North America and in 15 European countries and employs approximately 6,200 people worldwide. The VWR International Group is headquartered in West Chester, Pennsylvania. VWR-G

For more information on VWR International, phone (800) 932-5000 or visit www.vwr.com, or write, VWR International, Inc., 1310 Goshen Parkway, P.O. Box 2656, West Chester, PA 19380-0906.

VWR and design are registered trademarks of VWR International, Inc.

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